UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 2, 2004

Global Crossing Limited

(Exact Name of Registrant as Specified in its Charter)

Bermuda

(State or Other Jurisdiction of Incorporation)

001-16201	98-0407042
(Commission File Number)	(I.R.S. Employer Identification No.)

Wessex House, 45 Reid Street Hamilton, Bermuda	HM12
(Address of Principal Executive Offices)	(Zip Code)

(441) 296-8600

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On November 2, 2004, Global Crossing Limited (the “Company”) completed the definitive document for the previously announced $25 million increase of the existing $100 million bridge loan facility (the “Bridge Loan Facility”) made available by STT Crossing Ltd (“STT Crossing”), a subsidiary of Singapore Technologies Telemedia Pte Ltd (“ST Telemedia”), to the Company’s primary operating subsidiary in the United Kingdom, Global Crossing (UK) Telecommunications Limited (“GCUK”). A copy of this definitive document is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference as if set forth in full herein. On November 5, 2004, GCUK borrowed the additional $25 million under the Bridge Loan Facility, bringing the aggregate principal amount outstanding thereunder to $125 million on the date of this filing.

To meet the Company’s previously disclosed liquidity requirements through the end of 2004, STT Crossing and another affiliate of ST Telemedia that holds the $200 million in principal amount of Global Crossing North American Holdings, Inc.’s Senior Secured Notes due 2006 (the “Senior Secured Notes”), have agreed to defer an interest payment of $11 million due December 15, 2004 on the Senior Secured Notes and an interest payment of approximately $4.0 million due on December 31, 2004 under the Bridge Loan Facility until the earlier of the completion of the GCUK secured debt financing referred to below and January 15, 2005. STT Crossing has also agreed to defer the final maturity date of the Bridge Loan Facility from December 31, 2004 to the earlier of the completion of the GCUK secured financing and January 15, 2005. As previously disclosed, the Company is currently seeking to arrange financing intended to provide it with the additional liquidity needed to refinance the Bridge Loan Facility and provide for its long term liquidity requirements. Such financing is expected to include a secured debt financing by GCUK and a working capital facility secured by certain accounts receivable. The Company believes it will complete the GCUK secured debt financing in mid-December, 2004.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit No.	Description of Exhibit
99.1	Amendment No. 1 to Credit Agreement dated November 2, 2004

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 8, 2004

GLOBAL CROSSING LIMITED

By:	/s/ Daniel O’Brien
Name:	Daniel O’Brien
Title:	Executive Vice President and Chief Financial Officer

3